Southwest Airlines Co.
                              Computation of Earnings Per Share
                           For the Three Months Ended March 31, 1996

                                                                     Fully
                                                   Primary          Diluted
Weighted average shares outstanding               144,315,573     144,315,573

Shares issuable upon exercise of outstanding
 stock options (treasury stock method)              8,087,207       9,133,447

Weighted average common and common
 equivalent shares                                152,402,780     153,449,020

Earnings for per share computations               $33,000,000     $33,000,000

Earnings per common and common equivalent share         $0.22           $0.22




EXHIBIT (11.1)
Page 2 of 2


                                          Southwest Airlines Co.
                                    Computation of Earnings Per Share
                                For the Three Months Ended March 31, 1995

                                                                   Fully
                                                   Primary         Diluted
Weighted average shares outstanding              143,367,603    143,367,603

Shares issuable upon exercise of outstanding
 stock options (treasury stock method)             3,164,628      3,164,628

Weighted average common and common
 equivalent shares                               146,532,231    146,532,231

Earnings for per share computations              $11,826,000    $11,826,000

Earnings per common and common equivalent share        $0.08          $0.08

